Exhibit 99.1

The meeting was called to order by Thomas E. Stanberry, Chairman, President and CEO.  Directors of the Company, a representative of Ahlers & Cooney, PC, our general counsel, members of McGladrey & Pullen, LLP, and members of Clifton Gunderson were introduced.

It was announced that 88.445 percent of the shares eligible to vote were in attendance either in person or by proxy.  As a quorum of shares was represented, the meeting was called to order.

Mr. Stanberry gave introductory comments and then asked that ballots be distributed to any shareholders who had not yet returned a proxy and would like to vote.

Mr. Stanberry gave a brief general overview of 2008, including the following events:
In April, Regency Homes, Iowa’s largest homebuilder and developer, suspended business
In August, a customer was the victim of a substantial fraud and conversion of all of its assets
In the 3rd & 4th Quarters of 2008, investment impairments were caused by failures in financial services companies
In September, American Equity Life made an offer to acquire the Company, subject to due diligence and contingencies
In December, the Company sold $36 million of preferred stock to the U.S Treasury in the Capital Purchase Program

The podium was then turned over to other members of senior management of the Company.

The following comments were made by Douglas R. Gulling, Chief Financial Officer, to accompany the slides included in Exhibit 99.2:

2008 Results
Net income
Lower by $11.3 million.  Primarily due to higher provision for loan losses

Provision for loan losses
Increased significantly due to higher charge-offs, loan growth and the deteriorating economy.
Charge-offs are primarily from the residential real estate development area and due to a customer that had a fraud perpetrated against it.

Total assets
Increased by $213 million
Loans increased $116 million
Remaining increase was the net change between the growth in Fed funds sold and the decline in investment securities.

Total deposits
Increased by $244 million
Increase attributable to flight to quality as the financial markets experienced difficulty, particularly in the last half of 2008.  Most of the growth was in certificates of deposit.  West Bank is a member of the CDARS network that provides FDIC coverage for CD’s up to $50 million.

Stockholders’ equity
The most significant change came as a result of selling preferred stock to the Treasury Department under the Capital Purchase Program.  Proceeds totaled $36 million.

ROA and ROE
Declined significantly as a result of the decline in net income

Net interest margin
Improved slightly over the prior year.  The cost of funds declined more than the yield on earning assets.
Margin starting dropping in the last part of the year.  As deposits grew, the funds were kept in short term investments not knowing how “sticky” those deposits would be given the state of the economy.

Equity: Assets
Growth in assets was offset by the increase in equity from the sale of preferred stock.

Tangible common equity: Tangible assets
This ratio is getting more attention.  Analysts seem to be focusing on this ratio as the more significant ratio indicating the strength of a company.  My general feeling is analysts believe that 6 percent is a decent ratio, but certainly there are other factors to consider when evaluating overall strength.  This ratio declined because preferred stock is not included.  Common equity declined because dividends paid exceeded net income.

Significant Non-recurring items
Loan charge-offs were $10.4 million in 2008 compared to $2.1 million in 2007.
Impairment losses on securities totaled $4.7 million while there were no such losses in 2007.

2008 WB Capital
Assets under management fell slightly, however most of the decline came in equity strategies which generates more revenue than fixed income strategies when measured as a percent of assets under management.  As a result, the percentage decline in revenue was greater than the percentage decline in assets under management.

Net income for 2008 was lower than 2007 because of the loss incurred on a Lehman Brothers bond that was purchased out of one of the money market funds so the fund could avoid “breaking the buck.”

Ballots were then collected from any shareholder who opted to vote at the meeting.

The next person to the podium was Brad Winterbottom, President of West Bank.  His comments also accompany slides included in Exhibit 99.2.

2008 West Bank Review
Loans
Construction and commercial loan activity
Good first half of year in both markets
Demand weakened, higher underwriting standards in second half

Deposits
Reward Me Checking growth - $37 MM deposits
Introduced on April of 2008
Cost of Funds 2.6%
CDARS growth
Smarty Pig
Introduced April of 2008 - $8.5 MM deposits at the end of 2008.  It currently has deposits of approximately $40 million.

Retail Banking
Significant personnel changes
Significant time and resources devoted on training to improve sales effort
Branch improvements

Trust
Significant personnel changes
Revenue growth – 4%
Decent increase, despite significant drop on the financial markets

Commercial
Significant personnel changes
Significant time and resources devoted on training to improve sales effort
Continue to work with primary vendors, Fiserv and Shazam, to introduce new and refine products/services in treasury management services area.

Residential Management
Continue growth in area that we emphasized in 2007, evidenced by demonstrated growth
Continued in 1Q 2009, helped by market rates.
Personnel additions

Credit Administration
Significant personnel changes
Additional resources to meet growing regulatory challenges
CRA exam – excellent
Compliance – need to improve.  A significant reason we committed additional resources to improve compliance issues.
Significant asset quality.  Personnel additions.
Safety and soundness exam
Reflect economic softness
Acceptable by industry standards
Not acceptable to management
CRM investment highlights

Mr. Gulling then returned to the podium to discuss WB Capital.

WB Capital
2008 was a difficult year.

The decline in the equity markets resulted in a decrease in assets under management, primarily in our higher margin products.

In addition, our cornerstone product – the Small Cap Strategy – was underperforming its benchmark.

There was a change in the small cap manager in December.  Since that time, the small cap strategy has outperformed its benchmark, although the market has still declined overall.

We had turnover in leadership at WB Capital at the beginning of 2009.  Both the CEO and CIO left, but the departures were unrelated.  The rest of the team remains in place and consists of solid, experienced personnel in all areas.

Jon Augustine was named CIO.  Jon is a long-time WB Capital employee and has the depth and experience to carry out this role.

The directors of WB Capital have been working through a thorough analysis of our business.  We expect to conclude this analysis soon and move forward in a more focused direction.

Public funds have had strong growth the past few months.  Public funds under management are at record levels.  While this is not a high margin source of business, it is an important, core business for WB Capital.

We have a great team at WB Capital.  Our product offerings are varied and competitive.  The client base is stable.  Our challenge is to expand the client base.

Mr. Stanberry then made the following comments:

1st Quarter 2009
Net Income - $2.9 million
Good core earnings at approximately $2.2 million for this environment
Extraordinary gains/losses
BOLI - $840,000
Sec gains - $1.45 million – Sold a significant amount of securities and reinvested at higher yields and slightly longer maturities within guidelines
Security impairments - $1.41 million
Linked quarter deposit growth – 35%.  The increase is due to in part to the increase in the FDIC insurance limit - raised to $250,000
NIM drop due to high level of liquidity – approx $200 million in cash at quarter end – sacrifice slight amount of earnings for liquidity.  We made the decision to remain more liquid as this is an important measure for a bank.

Dividend
Declared $0.01
Difficult decision for board to make and not one that we took lightly
Best long-term interest of Company to increase tangible common equity through retained earnings.  As long as the economy remains in a recessionary mode, we need to continue to increase capital from retained earnings rather than from outside sources or equity offerings.
Goal-increase tangible common equity until ratio is 6% plus

2009 Plan and future of Company
Business plan for 2009-10
Focus on expanding market share by doing more business with existing customers and grow from within, not gathering new customers
New customers will have to meet higher asset quality standards and higher credit standards
Emphasis deposit growth and use of other products over loan growth
New business line focused on resolving adverse asset problems.  We have found that we have some poor assets that we need to resolve as quickly as possible but need to try to find a balance between resolving quickly and helping them recover.  We want to eliminate this line as soon as possible
Capital Purchase Program (CPP) and capital needs
This is an area we are very focused on right now and we are constantly looking at other ways to raise new capital.
Why take CPP money?
We knew we would need more capital.  The CPP was easy to obtain and was a good price.
Use of CPP money
When will we repay CPP?
General capital needs
Increase tangible common equity
Repay CPP money as quickly as possible
Continue to maintain capital ratios above well capitalized at all times
Reduce our classified asset to capital ratio
WB Capital strategic assessment
Following loss of top two officers, Interim CEO Gulling began strategic assessment
Underperformed the rate of return we expected when parts were acquired in 2003 and 2005.
Expected at least 12 % ROI
Options to consider are:
Consolidate investment strategies
Market to different set of investors
Change organization of company by merging into West Bank trust department and focus on wealth management
Not actively marketed, but would consider unsolicited, meaningful offers to purchase

Future of the Company
Future of the Company is strong
Well capitalized Bank
Strong franchise as traditional community bank
Taken steps to improve infrastructure skills to same quality level as business development skills
Need to remain a traditional community bank that knows and services our customers

Remain true to our core values
Stay on offense
Constantly enhance customer service
Introduce new competitive products and channels through which to do business
Appeal more to the Gen X and Gen Y people through a variety of channels – these are the next generation of decision makers
Add younger members to our board of directors
Continue to add new employees to our staff so we build our next generation of leaders in the Company
Remain rate competitive with loans and deposits
Go back to risk based loan pricing – be willing to say NO
Not the highest deposit rate or the lowest loan rate but priced correctly for the level of service we provide the customer
Begin a complete strategic review of the Company in May
Jack Wahlig from the Company’s Board of Directors will work with CEO to begin process
Management will complete process by end of summer and present to Board in September

Mr. Stanberry concluded by saying that we continue to be excited about the future of the company. This period, like past recessions, will pass.

Mr. Stanberry then proceeded to answer some questions that he had received prior to the meeting.

Question:  Did you take federal money?
Answer:  Yes, we received $36 million from the CPP.  The proceeds were used to pay off $2 million of borrowings at the Company and $34 million was transferred into West Bank’s capital.

Question:  What does the future of WB Capital hold?
Answer:  We are looking at strategic alternatives.

Question:  Will other real estate owned be higher or lower at year end?
Answer:  It will likely be higher at the end of the year. We are currently in the foreclosure process and will be taking those assets into other real estate owned.  Until the market unfreezes, it is likely we will see an increase in other real estate owned.

Question:  What made loans to high profile real estate developers so attractive?
Answer:  The Bank generates revenue through spread income, not fee income.  When the loans were made several years ago, the companies were doing well, and the loans looked good at the time.  We don’t consciously make bad loans.  Loans turn bad for a variety of reasons.

Question:  Will you continue to make unsecured loans?
Answer:  Yes, but they will be much fewer and smaller.  The credit quality will have to be significantly higher and it will be more tightly monitored.

Question:  How can problems like occurred in 2008 be avoided?
Answer:  We have enhanced our infrastructure and back office.  We have implemented a number of risk audit roles and post-closing audits.  Our credit quality, structure, and collateral have been bumped up and tightened.  We can avoid problems which are under our control, although, even with this all combined, you can never eliminate all the problems.

Question:  Since management has not taken bonuses and shareholders dividends have been reduced, will director’s fees be reduced?
Answer:  Director fees had been below market value for a long time.  We have not made any changes in the past few years.  We need our director’s time, efforts, and expertise now more than ever.  We have no intentions of reducing the fees.  They are set at a level which goes along with their expertise and the risk of the position.

The meeting was then opened up for questions from the audience.

Question:  Regarding the offer that you received from American Equity, at that time, what did they offer?
Answer:  They offered $12.76 per share.  We felt it was not at the right level when book value and earnings at that time were considered.
Follow up question:  In hindsight, with today’s stock price, how do you feel?
Answer:  We do not have the luxury of hindsight for the decisions we make.

Question:  Why did WB Capital take the loss related to the Lehman Brothers bond?
Answer:  The bond was in one of our mutual funds.  WB Capital purchased the bond to prevent the fund from dropping below $1.00 per share and “breaking the buck.”
Follow up question:  Is there any reason that the fund couldn’t take the loss instead of WB Capital?
Answer:  WB Capital looked at it as a business risk.  If the asset had dropped below $1.00 per share, the credibility and integrity would have suffered and business would have potentially been lost.  The loss was taken to protect the value of the bond for the mutual fund shareholders, and WB Capital felt that it would have cost more to not preserve the net asset value.
Follow up question:  Did you make the decision to purchase the Lehman bond?
Answer:  Yes, it was a fairly common investment when the decision was made to purchase that bond

Question:  Could you go over the terms and conditions of the warrant related to the preferred stock?
Answer:  The warrant entitles the Treasury to purchase 474,100 shares of common stock at $11.39 per share.  They can exercise up to 50% of the warrants during 2009.  The warrant has a duration of ten years and it can be sold to a third party.  If the Company repays the CPP funds in full, the Treasury still owns the warrant.
Follow up question:  Is there a potential for dilution related to the warrant?
Answer:  Yes, the warrant does have a dilutive effect per the information in the Proxy Statement from the Special Meeting in December 2008.
Follow up question:  Do the warrants stay in place if the preferred stock is paid back.
Answer:  Warrants would be liquidated under the CPP and Stimulus terms.

Question:  Do you have any plans to retire the preferred stock?
Answer:  The terms have changed since when the program originally started.  We would like to retire the preferred stock and pay the CPP funds back as soon as possible but we also must increase our capital level and reduce our classified assets before we pay the CPP funds back.

Question:  Have you considered a public preferred stock offering?
Answer:  Yes, this is one of several alternatives we have considered.

Question:  Are the loan charge-off amounts previously discussed in the meeting net or gross?
Answer:  They are net.  We are still liquidating assets.

Question:  Does American Equity still own stock?
Answer:  Yes, it is our understanding that AEL still owns more than five percent.

Kara Shepherd then reported that all persons standing for election to the Board of Directors received a sufficient number of votes required to be elected.  The 2008 executive compensation disclosed in the Proxy Statement was approved on a non-binding basis.  Additionally, the ratification of the appointment of McGladrey & Pullen, LLP as the independent registered public accounting firm for West Bancorporation, Inc. for the year ended December 31, 2009, was approved.

Mr. Stanberry congratulated all directors and the meeting then came to a conclusion.